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                                                                    EXHIBIT 10.1



                                    AGREEMENT

         THIS AGREEMENT (the "Agreement") dated as of this 31st day of March, 2000, is made by and between OCEANIC EXPLORATION COMPANY, a Delaware corporation ("Oceanic") and AUDREY B. VOYLES ("Employee").

                                    RECITALS

         WHEREAS, Employee since 1992 has provided services to Alliance Staffing Associates, Inc., a Delaware Corporation ("Alliance") (the business of which has been acquired by and is a division of Oceanic, called Alliance Staffing Associates ("Division")); and

         WHEREAS, Oceanic desires to employ Employee on the terms set forth herein; and

         WHEREAS, Employee is willing to accept employment by Oceanic on the terms set forth herein;

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and other good and valuable consideration, Oceanic and Employee hereby agree as follows:

         1. Employment Period. Employment Period shall mean the period commencing March 31, 2000 (the "Effective Date") and ending on March 31, 2003 (the "Term Date").

         2. Employment. Subject to the terms and conditions provided herein, Oceanic hereby agrees, during the Employment Period to employ Employee as the President of Division. Employee hereby agrees to accept such employment during the Employment Period.

         3. Employee's Position and Duties. During the Employment Period, Employee shall have such executive and business development responsibilities and other similar duties as are assigned to Employee by Oceanic. During the Employment Period, but excluding any periods of vacation and sick leave, Employee agrees to devote all her business attention, skill and time to the business and affairs of Division and to the best of her ability to perform faithfully and efficiently the duties and responsibilities assigned to Employee under this Section 3. Among other things, Employee will act as President of Division.

         4. Employee's Compensation and Benefits.

                  4.1 Base Salary. During the Employment Period, Oceanic shall pay Employee a base salary of One Hundred Sixty Thousand Dollars ($160,000) per annum, payable bi-weekly, net of statutory withholding.



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                  4.2 Business Expenses. Oceanic will reimburse Employee for customary and reasonable expenses incurred in the normal course of Division's business, provided that any single expenses in excess of $500 must be approved by the President of Oceanic.

                  4.3 Other Benefits. During the Employment Period, Employee will be eligible to participate in each Division benefit plan or program (including without limitation, savings, six (6) weeks vacation, life insurance, medical, dental, disability, and severance plans or programs), if any, generally applicable to employees of Division and in each Division special compensation plan or program (including without limitation bonus programs) to the extent provided by the terms and conditions of each such plan or program.

         5. Bonus. During the Employment Period, Employee shall be eligible for an annual bonus to be paid as follows:

                  5.1 For the period April 1, 2000 through December 31, 2000, Employee shall be eligible for a bonus (which Employee may at her option share as an incentive pool with other Division employees) of

                  i) $25,000 if the Division's net loss before taxes for the period April 1, 2000 - December 31, 2000 is not greater than $29,182; plus

                  ii) $25,000 if the Division's revenues for the period April 1, 2000 - December 31, 2000 are at least $4,394,850; and

                  5.2 For annual periods after December 31, 2000, Oceanic will establish an employee bonus pool substantially similar to the Alliance Staffing Associates, Inc. Long-Term Incentive Pool Plan attached hereto as Exhibit A and Employee shall determine which employees shall be participants in the pool.

         6. Termination of Employment.

                  6.1 Death. The Employment Period shall terminate automatically upon Employee's death.

                  6.2 Cause. Oceanic may during the Employment Period terminate the Employee's employment for "Cause". For purposes of this Agreement, "Cause" means: (i) an act or acts of material personal dishonesty taken by, or committed at the request of, Employee and intended to result in the personal enrichment of Employee at the expense of Oceanic or one of its affiliates, or (ii) the conviction (which shall include a plea of nolo contendere) of Employee of a felony.

                  6.3 Without Cause. During the Employment Period, Oceanic or Employee may terminate Employee's employment hereunder other than for Cause, upon sixty (60) days' written notice given by one party to the other.



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         7. Obligations of Oceanic Upon Termination of Employment.

                  7.1 Death. If Employee's employment is terminated by reason of Employee's death, the Employment Period shall terminate on the date of her death, and Employee's base salary through the date of her death shall be paid to Employee's legal representative in a lump sum in cash within thirty (30) days after the date of Employee's death.

                  7.2 Cause; Voluntary. If Employee's employment is terminated for Cause by Oceanic or by Employee voluntarily, the Employment Period shall terminate on the date of such termination of employment and Oceanic shall pay Employee's base salary through the date of such termination. Oceanic shall have no further financial obligations hereunder.

                  7.3 Without Cause. If during the Employment Period, Employee's employment is terminated by Oceanic without Cause, Oceanic will pay Employee six
(6) months base salary as severance pay, payable in a lump sum within thirty
(30) days after termination of employment, provided Employee executes a standard separation and release agreement with Oceanic, in which Employee releases oceanic from any claims relating to the employment or termination of employment.

         8. Obligations of Employee Prior To and Upon Termination of Employment.

                  8.1 Unfair Competition. Employee hereby acknowledges and agrees that the sale, misappropriation, unauthorized use or disclosure of any Confidential Information constitutes unfair competition. Employee hereby promises and agrees not to engage in any unfair competition with Oceanic and Division at any time, whether during the Employment Period or at any time thereafter.

         For purposes of this Agreement, "Confidential Information" shall mean any and all trade secrets or proprietary or confidential information, documents or data (including, without limitation, information concerning customers; names of customers and their contact information; customer list; customers' business operations, habits or practices; current products or services; any future or proposed products or services; the fact that those products or services are planned, under consideration or in production, as well as any descriptions of the features of those products or services; prices at which the products or services are sold; manufacturing or sales costs; operation and marketing methods or strategies and related data; independent contractors, consultants, vendors or suppliers; compensation paid to employees, independent contractors or consultants and other terms of employment or engagement; lists or other written records used in connection with the business; or any other proprietary or confidential information, documents or data of any kind, nature or description) relating or belonging to Oceanic and/or its affiliates or subsidiaries, including Division, and its businesses. Furthermore, trade secrets shall refer to information, documents or data, including, without limitation, a formula, pattern, compilation, program, customer list, device, method, technique or process, which (i) derives independent economic value, actual or potential, from not being generally known to the public or to persons or entities who can obtain economic value from its disclosure or use and (ii) is the subject of efforts which are reasonable under the circumstances to maintain its secrecy. "Confidential Information" shall not include any information



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or material of the type described herein to the extent that such material is or becomes publicly known through no action on Employee's part.

                  8.2 Confidential Information; Trade Secrets. Employee shall not at any time, whether during or after the Employment Period, unless specifically consented to in writing by the President of Oceanic either directly or indirectly, reveal, use, divulge, disclose or communicate to any person or entity, in any manner whatsoever, any Confidential Information. The parties hereto hereby stipulate and agree that strict and full compliance with the provisions of this Section 8.2 is critical and material to the successful conduct and operation of Oceanic's business, to its goodwill, and to the protection of Oceanic's trade secrets and proprietary and confidential information, documents or data, and that any breach of any terms of this Section
8.2 is a material breach under this Agreement.

                  8.3 Restrictions on Use of Trade Secrets and Records. In the course of Employee's employment with Oceanic, and her provision of services to Division on the condition of confidence, Employee will have access to and become acquainted with various Confidential Information, all of which is owned by Oceanic and Division and regularly used in the conduct and operation of Division's business. All files, books, records, documents, drawings, specifications, equipment, customer lists and other items relating to the customers or business of Division or its affiliates or subsidiaries, whether they are prepared by Employee or come into Employee's possession in any other way and whether or not they contain or constitute trade secrets belonging to Division, are and shall remain the sole and exclusive property of Division and shall not be removed from the premises of Division under any circumstances whatsoever without the prior written consent of Division, except during the Employment Period only to the extent required by her employment. Employee hereby promises and agrees that she shall not, directly or indirectly, reveal, use, divulge, misappropriate, disclose or communicate any of the Confidential Information at any time, whether during or after the Employment Period, except during the Employment Period only to the extent required in the course of her relationship with Division.

                  8.4 Competing Business. At any time during Employee's employment with Oceanic, Employee shall not, directly or indirectly, either as an employee, employer, consultant, independent contractor, agent, partner, shareholder, officer, director, member, manager or principal or in any individual or representative capacity, own an interest in, operate, join, control, engage or participate in, or render services of a business, commercial or professional nature to any corporation, limited liability company, partnership, proprietorship, firm, association, person or other entity, whether for compensation or otherwise, which or who is in competition in any manner whatsoever with the employee placement business of Oceanic and Division. The parties hereto acknowledge and agree that strict and full compliance with the provisions of this Section 8.4 is necessary and appropriate in order to avoid any conflict, whether actual or apparent, of interest and to protect the Confidential Information.

         At any during Employee's employment with Oceanic, Employee shall not undertake, engage or participate in any activity, whether individually or as an employee, employer, consultant, independent contractor, agent, partner, shareholder, officer, director, member, manager or principal of any person or entity, if such undertaking, engagement or participation requires, necessitates or



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results in Employee to reveal, use, divulge, misappropriate, disclose or communicate to any person or entity, in any manner whatsoever, any Confidential Information.

                  8.5 Solicitation of Business. At any time, whether during or after Employee's employment with Oceanic, and for one (1) year after termination of employment with Oceanic, Employee shall not, directly or indirectly, or by action in concert with other person or entity, cause, induce or influence, or seek to cause, induce or influence, any employee, agent, representative, consultant, independent contractor or other business affiliate or associate of Division to terminate his or her employment and/or relationship with Division. Furthermore, for a one (1) year period following the termination of Employee's relationship with Division for any reason, whether voluntary or involuntary, Employee shall not, directly or indirectly, reveal, use, divulge, misappropriate, disclose or communicate to any person or entity, in any manner whatsoever, the names or addresses (and other contact information) of any of the customers of Division or any other information pertaining to them, or call on, take away, or attempt to call on, solicit or take away any of the Customer Accounts (as defined below) using any Confidential Information. As used herein, "Customer Accounts" shall mean all accounts of Division and its affiliates, subsidiaries, licensees and business affiliates or associates, whether now existing or hereafter developed or acquired, including any and all accounts developed or acquired by or through the efforts of Employee.

                  8.6 Business Planning. At any time during Employee's employment with Oceanic, Employee shall not (i) undertake, engage or participate in planning for, or organization of, any business, commercial or professional activity competitive with the business of Division or (ii) combine or conspire with any person, including, without limitation, employees, agents, representatives, consultants, independent contractors or other business affiliates or associates of Division, for the purpose of organizing any business, commercial or professional activity which is competitive with the business of Division or which requires, necessitates or results in Employee to reveal, use, divulge, misappropriate, disclose or communicate any Confidential Information.

                  8.7 Third Party Confidential Information and Trade Secrets. In the course of Employee's relationship with Oceanic, on the condition of confidence, Employee will have access to and become acquainted with various trade secrets or proprietary or confidential information, knowledge, documents or data belonging to third parties which Oceanic may receive from time to time from such third parties in connection with the services or products provided by Oceanic to such third parties and/or their designates (hereafter, "Third Party Information"). Employee hereby acknowledges and agrees that the sale, misappropriation, unauthorized use or disclosure of any Third Party Information is strictly prohibited at any time, whether during or after the Employment Period. Furthermore, Employee shall not at any time, whether during or after the Employment Period, unless specifically consented to in writing by the President of Oceanic, either directly or indirectly, reveal, use, divulge, disclose or communicate to any person or entity, in any manner whatsoever, any Third Party Information. The parties hereto hereby stipulate and agree that strict and full compliance with the provisions of this Section 8.7 is critical and material to the successful conduct and operation of Division's business, to its reputation and goodwill, and to the protection of its customers' and other business affiliates' or associates' trade secrets and proprietary and confidential information, documents or data, and that any breach of any terms of this Section
8.7 is a material breach under this Agreement.



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                  8.8 Ownership of Books, Records, and Papers. All books and records of Division, including, without limitation, the books and records of the accounts of customers and any books and records relating in any manner whatsoever to the customers or business of Division, or its affiliates or subsidiaries, customer lists, credit reports or memoranda, reports of transactions, equipment, notebooks, documents, memoranda, reports, computer based data, files, samples, books, correspondence, lists, and all other written and graphics records affecting or relating to the customers and business of Division, all documents and instruments relating to any Confidential Information prepared, used, constructed, observed or possessed by Employee; and demographic, financial or economic data obtained or discovered by Employee in the course of Employee's relationship with Division, whether prepared by Employee or otherwise coming into Employee's possession or control, shall be and remain the sole exclusive property of Division, regardless of who actually paid for or obtained the books, records, documents, instruments or data. If Employee pays for or obtains any book, record, document, instrument or data or any similar or other item to be used in connection with Employee's relationship with Division, Employee shall immediately notify Division thereof.

                  8.9 Delivery of Documents and Data on Termination of Employment. Immediately upon termination of Employee's relationship with Division for any reason, whether voluntary or involuntary, Employee shall immediately and without request, deliver to Division all property, books, records, documents, instruments and data pertaining to (i) Division or its customers or business (including, without limitation, those referenced herein) or (ii) Employee's relationship with Division. Employee will not retain any written or other tangible material containing any information concerning or disclosing any of the Confidential Information or the Third Party Information, whether prepared by Employee or otherwise in her possession or control.

                  8.10 Survival and Injunctive Relief. Employee agrees that the provisions of Section 8 of this Agreement shall survive the termination of this Agreement, the Employment Period and Employee's employment with Oceanic. Employee acknowledges that Oceanic has no adequate remedy at law and would be irreparably harmed if Employee breaches or threatens to breach any of the provisions of Section 8 of this Agreement, and, therefore, agrees that the Oceanic shall be entitled to injunctive relief to prevent any such breach or threatened breach thereof and to specific performance of the terms of such sections (in addition to any other legal or equitable remedy Oceanic may have).



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         9. Indemnification.

                  9.1 Oceanic hereby agrees to indemnify and hold harmless Employee from and against any and all claims, suits, actions, damages, liabilities, investigations, administrative proceedings, fines, penalties and expenses (collectively "Claims") arising either directly or indirectly from this Agreement, or the Agreement of Purchase and Sale of Assets dated March 31, 2000, executed between Oceanic on the one hand, and Alliance Staffing Associates, Inc., Alliance Services Associates, Inc., and the shareholders of Alliance Staffing Associates, Inc., which Claims are filed or pursued by any individual, corporation, partnership, joint venture, or other entity, or by any governmental or regulatory agency, including, but not limited to, shareholders of Oceanic or Division or its shareholders. In addition, Oceanic shall, at its sole expense, upon notice from Employee, defend Employee by retaining legal counsel satisfactory to Employee, and shall, in addition, pay all of Employee's out-of-pocket costs, reasonable attorneys' fees, expenses and liabilities incurred as a direct or indirect result of any such Claims.

                  9.2 In any lawsuit or action involving the enforcement, breach or interpretation of Section 9, the non-prevailing party shall pay all costs, including, but not limited to, reasonable attorneys' fees, incurred by the party prevailing in such lawsuit or action.

                  9.3 Employer agrees that the provisions of Section 9 of this Agreement shall survive the termination of this Agreement, whether or not the employment is terminated voluntarily or involuntarily or with or without cause.

         10. Miscellaneous.

                  10.1 Severability. All of the provisions of this Agreement including without limitation Section 8, are intended by the parties hereto as separate and divisible provisions and, if, for any reason, any one of them (or part thereof) is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision (or part thereof) shall be affected thereby. To the extent that any covenant shall be determined to be judicially unenforceable in any one or more county, or state, or foreign sovereign, that covenant shall be construed as independent. Employee agrees that the restrictions imposed by Section 8 are reasonable in business scope, geographic scope and duration.

                  10.2 Remedies. Each and all of the several rights and remedies provided for in this Agreement shall be cumulative. No one right or remedy shall be exclusive of the others or of any right or remedy allowed in law or in equity. No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder preclude any further exercise thereof or the exercise of any other right, power or privilege.

                  10.3 Material Conditions/Reasonableness of Agreement. Employee hereby acknowledges and agrees that the protections set forth in this Agreement are a material condition to her employment and continued employment with, and compensation by, Oceanic. Employee hereby acknowledges and agrees that the obligations which Employee is accepting under



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this Agreement are fair, reasonable and valid and understands that the strict and full compliance with the provisions is a material condition to Employee's employment with Oceanic.

                  10.4 Survival of Obligations. Employee hereby acknowledges and agrees that Employee's obligations under Section 8 of this Agreement, where applicable, will continue following the termination of Employee's employment with Oceanic, whether or not the employment is terminated voluntarily or involuntarily or with or without cause.

                  10.5 Judicial Restatement. If for any reason any court of competent jurisdiction in California shall find the provisions of Section 8, or any other section of this Agreement, unreasonable, Employee and Oceanic agree that the restrictions and limitations contained in Section 8, or any other section of this Agreement, shall be restated so that they are effective and enforceable to the fullest extend allowed or allowable under the applicable law of any such jurisdiction.

                  10.6 Successors. This Agreement is personal to the Employee and shall not be assignable by the Employee. This Agreement shall be assignable by Oceanic. The provisions of Section 9 shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, representatives, successors and assigns.

                  10.7 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference in the principles of conflict of laws thereunder.

                  10.8 Construction, Amendment, Notice, Taxes. The captions of the Agreement are not part of the provisions hereof and shall not have any force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. All notices and other communications hereunder shall be in writing and shall be given by facsimile transmission, hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                EMPLOYEE:                 Audrey B. Voyles
                                             10885 Elderwood Rd.
                                             San Diego, CA 92131

                OCEANIC:                     Oceanic Exploration Company
                                             5000 S. Quebec Street
                                             Suite 450
                                             Denver, CO 80237

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Any such notice or communication shall be effective when actually received by the addressee. Oceanic may withhold from Employee any amounts payable under this Agreement any such federal, state or local taxes as shall be required by to withheld pursuant to any applicable law



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or regulation. This Agreement contains the entire understanding of Oceanic and
Employee with respect to the subject matter hereof.

THIS AGREEMENT RESTRICTS EMPLOYEE'S ABILITY TO DISCLOSE OR USE PROPRIETARY OR CONFIDENTIAL INFORMATION DURING AND AFTER EMPLOYEE'S RELATIONSHIP WITH OCEANIC.

EMPLOYEE AND OCEANIC EACH HEREBY CONFIRM AND ACKNOWLEDGE THAT EMPLOYEE AND OCEANIC HAVE READ THIS AGREEMENT CAREFULLY AND COMPLETELY AND UNDERSTAND ITS PROVISIONS. EMPLOYEE AND OCEANIC EACH HEREBY ACKNOWLEDGE THAT EMPLOYEE AND OCEANIC EACH HAVE RECEIVED A COPY OF THIS AGREEMENT.

         IN WITNESS WHEREOF, Employee and Oceanic have hereunto caused this Agreement to be executed in their names and on their behalf, as of the day and year first above written.



                                         /s/ Audrey B. Voyles
                                         ---------------------------------------
                                         Audrey B. Voyles

                                         EMPLOYEE



                                         By:  /s/ Charles N. Haas
                                            ------------------------------------
                                            [Name]   Charles N. Haas
                                            [Title]    President

                                            OCEANIC



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